Exhibit 99.1

Company Press Release

IMA States Its Intention to Defend Unfounded Lawsuit

SHELTON, CT--Jan. 27, 2000--IMA (NASDAQ: IMAA - news) said today that a lawsuit styled as a shareholder class action has been filed against it and two of its officers in the U.S. District Court of Connecticut. The complaint alleges that the Company purportedly violated federal securities laws by making materially false and misleading statements and concealing material adverse facts during the period between August 12, 1999 and November 18, 1999. The Company has reviewed the complaint and believes that it is without merit. The Company intends to defend the case vigorously.

About IMA

IMA provides synchronized, multi-channel e-business solutions, enabling businesses to create market demand, manage that demand, and then respond to it in the most effective manner with world-class customer interaction software solutions. Gartner Group ranks IMA as a leader in customer service and support systems and as a visionary in sales applications. Over 400 global organizations including Bose Corp., Humana, ICT Group, Lloyds TSB, TXU, U.S. Cellular Corp., Xerox, Liberty Medical Supply, and Sky Alland depend on IMA products and services to help grow their business through the process of acquiring and retaining customers. IMA has headquarters in Shelton, Connecticut and offices and representatives worldwide. More information about IMA's products and services can be found on the World Wide Web at www.imaedge.com, requested via email at ima@imaedge.com or by calling 1-203-925-6800.

Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission (the SEC). In particular, IMA draws the reader's attention to the "Risk Factors" stated in the Company's Registration Statement on Form S-1 dated July 30, 1997 and its accompanying Prospectus, the Company's Quarterly Reports on Form 10-Q dated August 14, 1997, November 14, 1997, May 15, 1998, August 14, 1998, November 14, 1998, May 17,
1999, August 16, 1999, November 22, 1999, the Company's Annual Report on Form 10-K dated March 30, 1998 and March 31, 1999, as well as to the Company's periodic and current reports as they are filed with the SEC.

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Contact:
   Michael P. McGroarty
   Vice President and General Counsel
   IMA
   203/925-6800
   michael.mcgroarty@imaedge.com

or

   Christine Sten
   Public Relations Manager
   IMA
   203/925-6800
   christine.sten@imaedge.com